Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of the date of the Quarterly Report on Form 10-Q of which this exhibit is a part, Vail Resorts, Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, $0.01 par value per share.

The following description summarizes certain important terms of common stock, as currently in effect. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth below, please refer to our Amended and Restated Certificate of Incorporation, as amended (the “charter”) and our Amended and Restated Bylaws (the “bylaws”), each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K for the fiscal year ended July 31, 2020, and the applicable provisions of the Delaware General Corporation Law (“DGCL”).

General

Our charter authorizes the issuance of up to 100,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share. Shares of the preferred stock may be issued from time to time in one or more series with such distinctive designations as may be stated in the resolution or resolutions providing for the issue of such stock from time to time adopted by our board of directors (the “Board”). All of our outstanding shares of common stock are fully paid and nonassessable. The holders of our shares of common stock are not entitled to preemptive rights, and are not subject to conversion, redemption or sinking fund provisions. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Our common stock is listed on the New York Stock Exchange under the symbol “MTN.” The registrar and transfer agent for our common stock is Equiniti Trust Company.

Voting

Each holder of our common stock is entitled to one vote for each share held as of the record date of any meeting on each matter submitted to a vote of the stockholders. When a quorum is present at any meeting, the affirmative vote of the holders of a majority of the voting power of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter and which have actually been voted affirmatively or negatively on the matter will be the act of the stockholders, except as otherwise required by the charter, bylaws or by law. Except as otherwise required by law or the charter, the holders of a majority of our common stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. The affirmative vote of the holders of not less than 51% of the outstanding shares of common stock entitled to vote generally in the election of directors is required to amend or repeal the charter in any respect.

Directors are elected by the affirmative vote of the majority of votes cast at a meeting at which a quorum is present, except that if the number of nominees exceeds the number of directors to be elected as of the date that is five business days prior to the day on which we file our definitive proxy statement, the directors will be elected by a plurality of the voting power of the shares represented in person or by proxy at the meeting and entitled to vote. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director.

The holders of our common stock do not have cumulative voting rights.

Dividends

When and as dividends are declared, whether payable in cash, in property or in our securities, the holders of our common stock are entitled to share ratably, on a share-for-share basis, in such dividends.

Liquidation Rights

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding up, the holders of our common stock shall be entitled to share ratably as a single class in all of the remaining assets of the Company of whatever kind available for distribution to stockholders.

Anti-Takeover Provisions

The following provisions in our bylaws may make a takeover of the Company more difficult:

•
a bylaw limiting the persons who may call special meetings of stockholders to the Chairman of the Board or the Secretary of the Company, in each case, within ten calendar days after receipt of the written request of a majority of the Board; and

•
bylaws establishing an advance written notice procedure for stockholders seeking to nominate candidates for election to the Board or for proposing matters which can be acted upon at stockholders’ meetings.

These provisions may delay stockholder actions with respect to business combinations and the election of new members to our Board. As such, the provisions could discourage open market purchases of our common stock because a stockholder who desires to participate in a business combination or elect a new director may consider them disadvantageous. Additionally, the issuance of preferred stock could delay or prevent a change of control or other corporate action.

As a Delaware corporation, we are subject to Section 203 of the DGCL. In general, Section 203 prevents an “interested stockholder” from engaging in a “business combination” with us for three years following the date that person became an interested stockholder, unless:

•	before that person became an interested stockholder, our Board approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•
upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by persons who are both directors and officers of our corporation or by certain employee stock plans; or

•
on or following the date on which that person became an interested stockholder, the business combination is approved by our Board and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock excluding shares held by the interested stockholder.

An “interested stockholder” is generally a person owning 15% or more of our outstanding voting stock. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.